                               PRELIMINARY COPY

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

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[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

 ...............................OGDEN CORPORATION ..............................

               (Name of Registrant as Specified In Its Charter)

 .............................PROVIDENCE CAPITAL, INC...........................

                  (Name of Person(s) Filing Proxy Statement)

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      pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)
      .........................................................................
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



                               PRELIMINARY COPY

                              PROXY STATEMENT OF

                           PROVIDENCE CAPITAL, INC.

                    IN OPPOSITION TO THE BOARD OF DIRECTORS

                             OF OGDEN CORPORATION

                  ------------------------------------------

                               OGDEN CORPORATION

                        Annual Meeting of Shareholders

                          scheduled for May 20, 1998

                  ------------------------------------------

To our fellow shareholders of OGDEN CORPORATION:

         This proxy statement is being furnished to holders ("shareholders") of Common Stock, par value $.50 per share ("Common Stock") and $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock") of Ogden Corporation, a Delaware corporation ("Ogden" or the "Company"), in connection with the solicitation of proxies by Providence Capital, Inc. ("Providence") and certain of its affiliates and associates (collectively, the "Soliciting Group") for use in connection with the Company's 1998 annual meeting or at any adjournments or postponements thereof (the "1998 Annual Meeting"). The Company's Board of Directors ("Board") has

announced that the 1998 Annual Meeting will be held on May 20, 1998 at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida at 9:00 AM, local time. The Soliciting Group is seeking your support to elect the three candidates Providence intends to nominate (the "Nominees" or the "Slate") at the 1998 Annual Meeting, namely Michael G. Conroy, Larry G. Schafran and Robert J. Slater, to Ogden's Board of Directors.

         Ogden's address is Ogden Corporation, Two Pennsylvania Plaza, New York, NY 10121.

         THIS SOLICITATION IS BEING MADE BY PROVIDENCE IN OPPOSITION TO THE INCUMBENT BOARD AND MANAGEMENT OF THE COMPANY.

         Providence's definitive Proxy Statement and accompanying Gold Proxy Card are intended to be first sent to shareholders on or about May 11, 1998.

         Any questions regarding this proxy statement should be addressed to Providence by mail at 730 Fifth Avenue, New York, NY 10019 or by telephone
(212) 888-3200 or to MacKenzie Partners Inc., 156 Fifth Avenue, New York, NY 10016, telephone number: (212) 929-5500 or toll free: (800) 322-2885.

                                      -1-


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IF A GOLD PROXY CARD IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED
BY THE GOLD PROXY CARD WILL BE VOTED AS THE SHAREHOLDER SPECIFIES. IF NO DIRECTIONS ARE GIVEN AND A SIGNED GOLD PROXY CARD IS RETURNED, THE PROXY HOLDERS APPOINTED BY PROVIDENCE IN THE PROXY WILL VOTE THE SHARES OF COMPANY STOCK REPRESENTED BY THAT PROXY CARD (I) "FOR" THE ELECTION OF PROVIDENCE'S NOMINEES, AND "FOR" THE ELECTION OF THE COMPANY'S NOMINEE WHO IS NOT NAMED IN 1.B. OF THE GOLD PROXY CARD, (II) "FOR" THE RATIFICATION OF DELOITTE & TOUCHE AS AUDITORS OF THE COMPANY, (III) "FOR" THE SHAREHOLDER PROPOSAL IN FAVOR OF ELIMINATING THE CLASSIFIED BOARD STRUCTURE, (IV) "AGAINST" THE SHAREHOLDER RESOLUTION CALLING FOR THE SALE OF THE COMPANY (V) "AGAINST" THE ADOPTION OF THE CERES PRINCIPLES AND (VI) IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE 1998
ANNUAL MEETING.

         A shareholder may revoke a proxy at any time before it is exercised by delivering a subsequent proxy, giving written notice of the revocation to the Secretary of Ogden, or by voting in person at the 1998 Annual Meeting. Management has stated in its proxy statement for the 1998 Annual Meeting that "such action [e.g., delivery of subsequent proxy etc.] must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken."

         Carefully review this Proxy Statement and the enclosed materials. YOUR PROXY IS IMPORTANT. The Soliciting Group urges you to vote FOR Providence's Nominees, FOR the ratification of Deloitte & Touche as auditors, FOR the shareholder proposal in favor of eliminating the Classified Board,

AGAINST the shareholder proposal to sell the company and AGAINST the shareholder proposal urging adoption of the CERES principles. You CANNOT use the Company's Proxy Card to vote for Providence's Nominees.

         IF YOU HAVE ALREADY MAILED THE PROXY CARD SUPPLIED TO YOU BY THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE THE RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE ENCLOSED ENVELOPE. The latest dated proxy determines your vote at the 1998 Annual Meeting.

         If you own your shares in the name of a brokerage firm, bank nominee or other institution, only they can vote your shares. Accordingly, you should contact the person responsible for your account and give instructions with respect to the granting of proxies. Your broker cannot vote your shares unless he or she receives your specific instructions.

         IF YOU HAVE ANY QUESTIONS OR HAVE ANY DIFFICULTY GRANTING PROXIES, YOU ARE INVITED TO CONTACT MACKENZIE PARTNERS AT (212) 929-5500 OR CALL TOLL-FREE: (800) 322-2885.

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                         REASONS FOR THE SOLICITATION

     As noted, Providence, a registered broker-dealer and stockholder of record of Ogden, intends to nominate three individuals for election to the Board of Ogden at the 1998 Annual Meeting. Providence believes that during the eight-year regime of the current Chief Executive Officer, R. Richard Ablon, both the Board and senior management at Ogden have failed to implement a consistent business strategy to deliver increased shareholder value over the long-term. In fact, Providence believes that the policies of the present Board and management have diminished shareholder value over the long-term, considering the level of profitability, earnings growth, and the absence of economic value added to the Company relative to the capital employed.

         The chart below compares Ogden's share price performance relative to the S&P 500 Index during the past eight years under R. Richard Ablon's leadership as Chief Executive Officer. The 19.4% cumulative return to Ogden stockholders equates to just 2.3% compounded annual growth for the past eight years.

                 Ogden       S&P 500 Index
--------------------------------------------
May-90            0.00%        0.00%
Jun-90            5.83%       -0.89%
Sep-90          -33.01%      -15.28%
Dec-90          -27.18%       -8.58%
Mar-91          -22.33%        3.87%
Jun-91          -26.70%        2.75%

Sep-91          -24.76%        7.37%
Dec-91          -21.36%       15.46%
Mar-92          -18.11%       11.75%
Jun-92          -23.79%       12.99%
Sep-92          -27.18%       15.66%
Dec-92          -11.65%       20.62%
Mar-93           -5.34%       25.04%
Jun-93            1.94%       24.72%
Sep-93           -2.43%       27.05%
Dec-93          -11.65%       29.13%
Mar-94          -13.59%       23.40%
Jun-94          -14.56%       22.99%
Sep-94          -18.45%       28.09%
Dec-94          -27.18%       27.14%
Mar-95          -21.84%       38.61%
Jun-95          -15.05%       50.80%
Sep-95           -8.74%       61.78%
Dec-95          -16.99%       70.51%
Mar-96          -24.27%       78.70%
Jun-96          -29.61%       85.65%
Sep-96          -21.84%       90.27%
Dec-96          -26.21%      105.06%
Mar-97          -17.96%      109.59%
Jun-97          -15.53%      145.04%
Sep-97           -8.25%      162.24%
Dec-97            9.47%      168.65%
Mar-98           11.65%      205.00%
Apr-98           19.42%      207.77%

                              Source: Bloomberg.

       Providence sees a direct correlation between the slow growth of Ogden's share price and the minimal growth in Odgen's earnings. The chart below shows Ogden's fully diluted earnings per share for the years 1990 through 1997, the period of completed fiscal years that is coincident with R. Richard Ablon's tenure as CEO.

               Ogden            500 Index
-----------------------------------------
1990          $  1.34              $21.34
1991          $  1.32              $15.97
1992          $  1.40              $19.09
1993          $  1.41              $21.88
1994          $  1.54              $30.60
1995          $  0.15              $33.96
1996          $  1.28              $38.73
1997          $  1.49              $39.89

                         Source: Ogden Annual Reports.

       The compound annual growth rate of Ogden's earnings per share was 1.6%

from 1990 to 1997 compared to 9.3% for the S&P 500 Index. In Providence's view, Ogden's paltry level of growth is particularly troublesome considering the Company's net cash used in investment activities amounted to $17.91 per share during this period.

       Even viewed on a cumulative total return basis (e.g. assuming reinvestment of all dividends) the Company's performance lags behind relevant market indicators. The following chart, reproduced from management's proxy statement for the 1998 Annual Meeting shows cumulative total shareholder return on Ogden's common shares trailing behind each of the S&P 500, S&P Midcap 400 and S&P 500 Specialized Services Group Indexes by a significant margin.

             Comparison of Five Year Cummulative Total Shareholder
                   Return Among Ogden, the S&P 500 Index, the
                        S&P Midcap 400 Index and the S&P
                        Specialized Services Group Index


                                    [CHART]


               Ogden Corp.  S&P 500  S&P Midcap 400   S&P 500 Specialized Svs.
     1992        100.0       100.0      100.0                100.0
     1993        104.0       108.0      112.0                110.0
     1994         90.0       110.0      109.0                109.5
     1995        105.0       150.0      133.0                140.0
     1996        104.0       185.0      174.0                163.0
     1997        153.0       248.0      225.0                225.0


                      Source: Ogden 1998 Proxy Statement

       The Company asserts in its proxy materials that on a total return basis Ogden's common stock has outperformed the S&P 500 Index since January 1997. In Providence's view such a short period of relative success versus the S&P 500 Index hardly excuses a long term legacy of failure measured against the same index.

     Providence believes that these results reflect poorly on the present Board and management considering that growth has been a major theme of Ogden's management since the appointment of R. Richard Ablon as CEO eight years ago.

     Providence is not alone in its assessment of Ogden. The Company's results and the apparent inability of Ogden's present Board to create value for shareholders have not escaped the attention of the press. In a December 8, 1997 Business Week* feature story on the best and worst corporate boards among U.S. public companies, Ogden's present Board was ranked among the ten worst corporate boards in America. In compiling its rankings Business Week* relied upon the opinions of 103 of the nation's largest pension funds, money managers and leading governance experts who had been asked to name and rank corporations with the most and least effective corporate boards and upon objective criteria measuring the performance of a board against a set of "best practice" guidelines. Most recently, in a Fortune Magazine* article dated March 30, 1998, Ogden was cited as one of six major U.S. companies who have simply failed their shareholders.

       Providence acknowledges that surveys or press articles concerning a particular company generally reflect, to a greater or lesser degree, the opinions or impressions of a particular author or persons the author surveys at a particular time. However, Providence believes it is telling that twice within the past six months Ogden's board has been the subject of unflattering attention from two of America's leading business publications. Providence does not believe it is a mere coincidence that it has been unable to find any recent articles that place Ogden's present Board on a list of "best" corporate boards.

         Providence believes that Ogden's poor long-term stock price performance and poor earnings performance demonstrate that the Company's long-standing strategy of maintaining a disparate array of businesses operating all over the globe has not worked. Furthermore, in Providence's opinion, unless certain critical changes are made with respect to management, corporate structure, and business focus, there is little reason to believe that a sustainable level of earnings growth may be attained.

         Providence believes that within Ogden's overly broad portfolio of predominantly unrelated businesses, there exist certain core Aviation and Entertainment assets which have significant value and growth potential, but whose business values are presently not being fully realized as a result of the following factors:

1.       Unfocused Operations

         Ogden operates a myriad of unrelated businesses ranging literally from "A" to "Z", for example: artist management, baggage handling, betting parlors, waste-to-energy management, and zoological parks. Providence believes that the range of businesses in which Ogden operates results in a lack of focus and is beyond the capacity of the Company to manage all at once.

         While the company claims to operate in three business segments, a closer inspection of Ogden reveals that the Entertainment division is involved in eleven different lines of business in seven countries; the Aviation division provides a wide variety of services and construction to airports and has investments in four continents; and the Energy division operates four different lines of business involving numerous types of power generation plants on three continents.

         Based on the Company's 1997 10-K report, the following is a list of the businesses in which Ogden is currently involved:

--------
*J.A. Byrne, Business Week, "The Best and Worst Boards" December 8, 1997, and Colvin, G. Fortune Magazine, "The 1998 Don't-Get-It-All-Stars", March 30, 1998. Providence has neither sought nor obtained the permission of either the authors or the publishers of the above-cited articles with respect to their use in this proxy statement.

I.       Entertainment

         a) Facilities management and concession services to convention centers, arenas, and public facilities in Alaska, mainland U.S., U.K., Australia, Mexico, Canada, Germany.

         b) Food & Beverage services to stadiums, arenas, zoos, and amphitheaters in the U.S., Australia, New Zealand, and Canada.

         c) Casino operator of the Americana Beach Resort in Aruba, Venezuela.

         d) Operator of a thoroughbred racetrack and four OTB parlors in Illinois.

         e) Co-developer and operator of a 15-theater IMAX(TM) chain (not yet developed).

         f) Co-producer of large-format IMAX(TM) feature films with Sony Corporation.

         g)       Recorded music and video development.

         h)       Concert promotion.

         i)       Broadway and television production.

         j)       Owner/operator of the Darien Lake Performing Arts Center.

         k)       Owner and/or Operator of the following theme attractions:

                  i)       American Wilderness, Zoo and Aquarium(TM).


                  ii) Silver Springs and Wild Waters theme parks in Orlando, Florida.

                  iii) Grizzly Park entertainment center in Yellowstone National Park.

                  iv) 107th Floor Observation Deck at The World Trade Center in New York City.

                  v) La Rural de Palermo fair and exhibition center in Buenos Aires, Argentina.

                  vi) Parques Tecnocultiroles, S.A., a manager/operator of Isla Magic, a theme park in Seville, Spain.

                  vii) Tinseltown Studios(TM): 700-seat audience participation theater on part of the Anaheim Stadium parking lot.

                  viii)    Jazzland:  a theme park to be located in New Orleans.

                  ix)      Enchanted Castle Family Entertainment Center in
                           Chicago.

II.      Aviation:

         a) Airport services including ground handling, aircraft cleaning and maintenance, ramp, passenger, cargo and warehouse, fueling and in-flight catering services (including operations in Chile, the United Kingdom, the Netherlands, New Zealand, Peru, Brazil, Canada, Venezuela, Mexico, St. Maarten, Laos (in process), Puerto Rico, Panama, and the Dominican Republic).

         b) Investments in airport privatization projects in Macau, Colombia, Argentina, and the Czech Republic.

III.     Energy:

         a) Waste-to-Energy ("WTE"): Lessee/Operator/Part Owner/Owner of 28 waste-to-energy projects in the U.S.

         b) Independent Power: Lessee/Operator/Part Owner/Owner of various projects using a variety of energy sources including geothermal, coal, hydro, diesel, natural gas, wood waste, and landfill gas in China, the Philippines, and the U.S.

         c)       Water and Wastewater

                  i) Operates three small wastewater treatment facilities in New York and one under development in

                           Alabama.

                  ii) Recent award of a 32-year concession in the City of Muscat, Sultanate of Oman.

         d) Environmental Consulting and Engineering (Ogden is seeking to dispose of this business).

IV.      Combat maneuver instrumentation systems:  through Applied Data
         Technology, Inc.

V.       Contract manufacturing:  through Atlantic Design Company, Inc.

2.       Rapidly Changing Business Strategy

         Providence also believes that the present Board and management is constantly altering the business strategy of the Company in a manner that hinders earnings growth. Since 1990, Ogden has exited business lines in the fields of drug development and biomedical research, building maintenance, asbestos abatement, telecommunications, defense and space technology, hazardous waste, and others. Meanwhile, Ogden has entered other businesses including independent power production, theme park management, airport construction, wastewater treatment, air combat maneuvering instrumentation systems, concerts, recorded music and video development, motion picture film making, and others.

         Ogden's operations now extend to such distant and diverse countries as Laos, Romania, Bolivia, Poland, China, and the Sultanate of Oman.

         During the late 1980's and early 1990's, the Company invested heavily in its WTE operations, which the Company now agrees is a slow-growing business. Although the Company appears to believe that its WTE operations allow the Company to compete more effectively for independent power projects and that there may be opportunities for expansion at existing facilities for expansion, the Company has openly admitted in its latest Form 10-K that the "domestic market for [its] waste-to-energy services has fully matured . . ." and that outside of the United States demand for waste-to-energy projects is expected to exist "only in unique circumstances". Currently, it appears that Ogden is pursuing a growth strategy in two completely new lines of business:
Independent Power Construction in emerging markets, and Themed Entertainment.

         Providence doubts that investors can be comfortable with Ogden's current business strategy given the company's willingness to exit and enter different lines of business.

3.       Confusing Conglomerate Structure


         Providence believes that as long as Ogden maintains a conglomerate structure of many different businesses with widely different growth profiles, capital needs, and operating cycles, investors will have difficulty ascertaining the true growth potential of the overall company due to confusion in valuing multiple business segments.

4. Reliance on Waste-to-Energy Business: No-Growth, Leveraged, and the Dominant Operating Business.

         Over the past decade, Ogden has built a large energy business (predominantly WTE) which accounts for a major portion of the company's assets, debt, revenues, and income.

$'s millions                                                    % Change
                             12/97          12/96            1996 - 1997
                     -----          -----            -----------
Revenues

  Entertainment              425.9          391.9                   8.7%
  Aviation                   363.3          426.7                 -14.9%
-------------------------------------------------------------------------
  Energy                     712.3          724.3                  -1.4%
-------------------------------------------------------------------------
  Other                      248.3          488.1                 -49.1%
                             -----    -----
  Total                    1,749.8        2,031.0                 -13.8%

Income from Operations

  Entertainment               30.5           20.3                  50.2%
  Aviation                    34.0           14.9                 128.2%
-------------------------------------------------------------------------
  Energy                      94.4           90.5                   4.3%
-------------------------------------------------------------------------
  Other                        0.5           16.8                 -97.0%
  Corporate G&A             (22.2)         (22.9)                  -3.1%
                            ------         ------
  Total                      137.2          119.6                  14.7%



Source:  Ogden 1997 Annual Report.

         Providence believes that due to Ogden's relatively large financial commitment to WTE, many investors focus primarily on this segment while ignoring the growth prospects of Ogden's other businesses. Ogden's consolidated income from operations grew 14.7% in 1997, although net of the Energy segment, the percentage increase was 47.4%.

         Providence believes that given the large contribution of the Energy segment to the Company's consolidated results (a segment that the Company itself believes is growing slowly), it will be difficult for Ogden's overall consolidated results to grow substantially.

         In addition, the $1.5 billion of project debt associated with the WTE business makes Ogden's balance sheet appear highly leveraged, even though a majority of the project debt is non-recourse to the Company.

         The WTE business, according to management, accounted for 94% of total income from the Energy segment in 1997. As noted above, management anticipates that WTE will only grow slowly in the near future due to a largely matured domestic market and scarce opportunities for new projects. This is a monumental shift in the Company's outlook, considering that in the 1993 Annual Report, management defended its investment in WTE by citing EPA statistics which predicted that by 1999, America would be combusting 21% of its waste in WTE facilities. Providence believes that this EPA estimate will prove to be incorrect.

         In Providence's view, Ogden's Board has built a conglomerate structure with its primary business segment consisting of a leveraged, slow growth, cyclical operation which is potentially vulnerable to rapid industry changes. From Providence's perspective, Ogden's earlier strategic plan to become the largest operator of WTE facilities in the world has hurt shareholder value because now, as Ogden's management itself admits, this dominant division has a weak outlook.

5.       Capital Misallocation

         In Providence's view, Ogden's management has an abysmal track record of allocating capital wisely. From 1990 to 1997, the Company spent a net $901.9 million, or $17.91 per share, on investing activities. What does the Company have to show for this investment? Earnings per share in 1997 were 10% below 1989 which was the year immediately prior to R. Richard Ablon's appointment as CEO; book value per common share has risen only 2.6% in the last eight years; and Ogden's stock price declined 11.6% from December 31, 1989 to December 31, 1997! By these three measures, it appears to Providence that no value has been added from the $17.91 per share of investments made by the Board and management over the past eight years. Providence believes that this track record is a signal that Ogden's capital allocation policies must change.

         In addition to investment activities, a major use of capital has been the dividend. Ogden has expressed a firm commitment to the continuation of a significant dividend pay-out. Over the past eight years, dividends to common shareholders have totaled $10.00 per share, which exceeds the cumulative fully diluted earnings of $9.29 per share over this period. In 1997, the pay-out ratio was equal to 84%. Providence finds the dividend pay-out ratio unsustainable and fundamentally inconsistent with Ogden's plans to produce significant year-on-year earnings growth.

         Recent changes in the U.S. tax code favoring long term capital gains reinforce our view that dividends are a less effective way of returning value to individual shareholders than allocating capital to share repurchases. Ogden's average dividend yield over the past eight years has been a generous 5.7% compared to an average of 2.5% for the companies in the S&P 500.

         Providence believes that Ogden's use of its own common stock to finance acquisitions also deserves criticism. In December 1994 Ogden issued
5.1 million common shares at $18.375 per share to purchase a minority interest in Ogden Projects, Inc. This acquisition for stock was made when Ogden's stock was trading just 3.5% above its four-year low.

         In contrast, the management has never implemented a significant share repurchase program for the purpose of decreasing the number of outstanding shares, even though the Board approved a two million share repurchase program in 1990. In January 1998 the Company authorized a new $100 million share repurchase plan. This repurchase plan, however, is primarily designed to offset the effects of share issuances relating to the exercise of stock options, not to reduce the number of outstanding shares. According to the Company, only approximately $12 million worth of shares have been repurchased by the Company to date under this latest repurchase plan.

         Providence questions the Board's capital allocation decisions that have included large dividend pay-outs (while also promising growth in operations) and the use of the Company's stock, trading at historic lows, to finance acquisitions. In the meantime, the Company has not implemented a share repurchase program for the purpose of reducing the number of outstanding shares.

6.       Faltering Management

          Mr. Ralph Ablon, father of Ogden's present CEO, was CEO from 1962 to 1990. Between the father and son, the two Ablons have run Ogden for the past 36 years.

         During Mr. Ralph Ablon's 28-year term, Ogden shares appreciated 1,862% compared with 460% for the S&P 500 Index. In May 1990, R. Richard Ablon replaced his father. Since R. Richard Ablon's appointment as CEO, Ogden's shares have risen 19.4% compared to 207.8% for the S&P 500 Index. In Providence's judgment, since taking over the CEO position, R. Richard Ablon has not significantly improved Ogden's bottom line or share price.

         In Providence's opinion, the selection of R. Richard Ablon as CEO has proven to be the wrong decision over the long term.

7.       Management By Committee

         In Providence's view, the Board of Ogden has created an excessively complicated and expensive committee structure.

         Consider that 6 out of the 14 present Directors serve on Ogden's "Management Committee" of the Board. The Management Committee's principal functions are to:

         "review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives, . . . evaluating and reviewing business transactions under consideration by management, Ogden's financial status, current financial arrangements, current and anticipated financial requirements and issuance and sale of Ogden securities and advising and recommending to the Board of Directors with respect thereto."

Providence asks: Isn't all of this what the Board is supposed to be doing?

         In Providence's opinion this "Management Committee" unnecessarily duplicates the whole Board, resulting in unnecessary additional Directors' fees and expenses. The Board also has Compensation, Audit, Technology, and Governance Committees on which there are collectively another 14 Director seats. In sum, Ogden has 20 committee seats plus 14 board seats for a total of 34 Director/committee seats.

         Each non-employee director of Ogden receives an annual fee of $9,000 for serving on the Board, and, another $12,000 annually for serving on each committee, $1,500 for each of committee meeting attended, $1,500 for each Board meeting attended, and $500 for each day spent away from the director's city of residence on special director activities. Assuming the Company's new Governance Committee meets three times in 1998 (the lowest number of meetings for any Ogden committee in 1997) and the other committees and the Board meet as many times as they did in 1997, Ogden's fees in 1998 to non-employee directors (all but R. Richard Ablon) could total $561,000. This figure is an average of $43,150 per non-employee director, not including travel expenses.

         In Providence's view, Ogden has too many director seats and too many committees that are costing the Company too much money, particularly in light of what, in Providence's opinion, is an unsatisfactory performance over the past eight years.

8.       Directors' Lack of Public Company Management


         Ogden's present Board members include six university professors, one education specialist, one president of a policy think-tank and one lawyer.

         The following chart shows the Ogden directors whose terms continue after the 1998 Annual Meeting and the four nominees proposed for election by management. Providence believes that a more successful Board would include a larger number of directors who have held senior managerial leadership positions, particularly at publicly-held companies. We believe that the members of our slate -- Robert Slater (formerly President and Vice Chairman of Crane Company); Larry G. Schafran (Chairman of the Board of Delta-Omega Technologies and former Chairman of the Executive Committee of Dart Group); and Michael G. Conroy (former President of the International Herald Tribune) -- would enhance the Board's ability to develop and implement strategies to increase shareholder value.

OGDEN Director        Age   Professional Occupation

R. Richard Ablon       48   Chairman and CEO
David M. Abshire       71   President, Center for Strategic and Int'l Studies
Anthony J. Bolland     45   Venture Capitalist
Norman G. Einspruch    65   Professor, University of Miami
Jeffrey F. Friedman    51   Investment Manager
Attallah Kappas        71   Professor, Rockefeller University
Terry Allen Kramer     64   Venture Capitalist
Judith Moyers          62   Education Specialist
Homer A. Neal          55   Professor, University of Michigan
Robert E. Smith        62   Lawyer
Helmut Volcker         64   Professor, University of Essen

Source:  Ogden 1998 Proxy Statement.

9.       Shareholder-Hostile Corporate Governance

         Providence also believes that certain elements of the Company's governance structure that have been adopted by the Board are contrary to the best interests of shareholders.

         For example, Ogden's Board is classified. This prevents shareholders from electing all directors annually. Dr. Charles Miller, an Ogden shareholder, proposed at Ogden's 1997 Annual Meeting that the Board take the necessary steps to declassify its structure so that all directors would be elected annually. Providence agrees with Dr. Miller's assertion that "the election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies." Ogden shareholders agreed with Dr. Miller by passing this resolution with 22.8 million shares "For" and only 14.4 million shares "Against". Despite this 61.3% plurality, Ogden's Board rejected the shareholder resolution. This year, another Ogden shareholder, Mr. William Steiner, has proposed that the classified Board be eliminated. Providence supports this proposal and, unless otherwise instructed to the contrary, will vote all proxies it receives in favor of Mr. Steiner's proposal.

         Management of Ogden continues to publicly oppose Mr. Steiner's resolution to eliminate the classified Board, in spite of the support of the declassification proposal received last year. Ogden has recently announced, however, that a recommendation would be made to the Ogden Board to put forth a binding proposal to eliminate the classified structure if Mr. Steiner's proposal receives a level of support at the 1998 Annual Meeting equivalent to the support received by the 1997 proposal.

         In addition to the classified Board, Ogden has also put in place other measures which may serve to entrench management. These include a Shareholder Rights Plan, established in September 1990, which provides that "rights" are exercisable after a party acquires, or makes a tender offer to acquire, 15% or more of the Corporation's common stock.

         Under a stock option plan adopted in 1990, Ogden began granting limited stock appreciation rights ("LSARs") to management and the Board. These rights are exercisable only in the event of the acquisition of 20% of the stock by any person, or the approval of shareholders to sell or merge the Company, or certain changes in the membership of the Board. As of December 1997, there were 4,549,500 LSARs outstanding, representing 9.0% of the current common shares outstanding.

         In Providence's view, each of these measures, the classified board, the Shareholder Rights Plan, and the LSARs, have the effect of making an acquisition of Ogden more difficult and more expensive and, as a result, have a tendency to shield the current management and Board. The shareholders of Ogden would be better served, in Providence's opinion, by the elimination of these devices. In Providence's view, the only "defense" that should be available to Ogden's Board and management team is excellent performance in managing and operating the Company.

         Lastly, Providence also believes that the way in which executive compensation decisions are made, particularly with regard to the Company's chief executive officer, has not been "shareholder-friendly". According to the Company's proxy statements, R. Richard Ablon's bonus is determined strictly on the basis of "Pre-tax Return on Equity" - earnings growth and shareholder returns are not considered. Consequently, under this bonus formula, if Ogden's 1998 pre-tax income is unchanged from 1997, R. Richard Ablon would still receive a bonus equal to 125% of his base salary. Moreover, he will still receive a bonus of 75% of his base salary even if pre-tax income declines by as much as 44%.

         In 1996, R. Richard Ablon's compensation was in the 75th percentile of total direct compensation for companies with revenues under $3.0 billion, the same year in which Ogden's stock price fell by 11.1%. Although the performance of the Company's stock price was significantly better in 1997, in Providence's view Ogden's overall financial performance (including its stock price) has not been strong enough over the past eight years to justify annual compensation to Mr. Ablon (and the four other most highly compensated officers of Ogden) that is presently in the 75th percentile of total direct compensation by companies with comparable revenues.

10.      Expenses/General Administration

         Ogden's corporate general and administrative expenses which totaled $12.6 million (net of charges) in 1990 ballooned to $22.2 million in 1997, an increase of 76.2%. Over the same period, however, the Company's revenues only increased 12.4%. Why there should be such a disparity between the percentage increase in revenue and the percentage increase in corporate general and administrative expenses is not immediately clear. Providence suggests that an audit of Ogden's corporate general and administrative expenses as well as the general and administrative expenses of each business unit is in order to determine, for example, whether (and to what extent) overhead costs have been duplicated as a result of the Company's conglomerate structure and multiple lines of business.

                            *    *    *    *    *

         In the weeks immediately prior to the filing of its initial preliminary proxy statement, representatives of Providence were in contact with the Board and management of the Company, including R. Richard Ablon, about Providence's concerns. At the Company's request and for the purpose of reaching an understanding with the Company on how Providence's issues could be addressed without a contested election, Providence submitted several proposals regarding (i) corporate structure, (ii) business strategies, (iii) capital allocation policies, (iv) corporate governance issues, (v) the composition of the Board and Board committees, (vi) payment of Providence's expenses for its preparations to engage in a contested election and (vii) Providence's role as an advisor to Ogden (with respect to which Providence proposed a fee of $50,000 a month to provide advisory services to Ogden). In response to Providence's final proposal (which did not contain any suggestion of advisory fees for Providence), the Company would only commit to (i) reimbursing Providence for Providence's legal and other expenses incurred in connection with its efforts with respect to Ogden, and (ii) issuing a press release stating Ogden's intention to intensify its efforts to grow the Company's earnings. In Providence's view, Ogden's offer was unresponsive and failed to address the critical issues contained in Providence's proposal.

Providence's Suggestions for Accelerating Earnings Growth

         Providence's three director Nominees have had substantial business and public board experience. If elected, our Nominees will seek to foster changes to improve Ogden's growth and business values. More specifically, Providence's director Nominees will ask that the Board seek to:

1.   Focus Ogden's Business Operations

     Our Nominees will suggest that the management of Ogden analyze each line of business and rank it according to potential for profitability and earnings growth. Once this analysis is complete, our Nominees may recommend that the operations which represent the least opportunity for profit and growth should be sold. Providence believes that this process may succeed in allowing Ogden's management to focus its attention on the growth businesses at the Company and avoid the potential distractions caused by having to manage a wide assortment of assets. The sale of businesses that the Board determines are underperforming may also raise capital which in turn could be put to a variety of uses including, but not limited to, repurchasing stock, reducing long-term debt, funding acquisitions, or making further capital investments in Ogden's growth businesses.

     In connection with analyzing and ranking each of the Company's businesses, the Nominees may recommend that the Company seek the assistance of outside financial advisors. The Nominees do not have any agreements, arrangements or understandings with any party (including Providence) regarding possible future financial advisory or other assignments or recommendations to the Board for any assignment with respect to Ogden, its securities or any of its businesses. In light of its role in this contested solicitation, Providence has determined that it will not make itself available to act as a financial advisor or consultant to the Company if any of its three Nominees are elected to the Board at the 1998 Annual Meeting.

2.   Simplify Ogden's Corporate Structure

     Our Nominees will suggest that the Company explore ways to simplify its corporate structure, including exploring the sale or spin-off of one or more of its three main business segments. Providence believes that each of the three segments has sufficient revenues and profits to operate as an independently traded company.


     In particular, Providence believes that the Company ought to consider a sale, spin-off or other disposition of the WTE business. In Providence's view the sale or spin-off of the WTE business would dramatically change the profile of the Company. A majority of the $1.5 billion of project debt carried on Ogden's balance sheet is associated with the WTE business. In Providence's opinion, investors view Ogden as a leveraged Company due to this project debt associated with WTE. In Providence's view, it is possible that the sale or spin-off of WTE could positively impact Ogden's risk profile with investors.

     Providence further believes that the sale or spin-off of the WTE business might also be perceived favorably by investors because it would allow shareholders to participate in a company more focused on its growing Entertainment and Aviation units. Ogden would then no longer be viewed as a company dominated by a slowly growing, leveraged, waste-to-energy business. Ogden's Entertainment and Aviation segments collectively produced revenues of $789 million in 1997 and the combined operating earnings of these two segments increased by 83.2% (to $64.5 million) between 1996 and 1997.

     Although Providence believes that there are some obvious logical reasons for Ogden to divest its WTE business (i.e., focus the Company on its faster growing businesses), Providence acknowledges that any such divestiture would require the Board and management of the Company to conduct a detailed review and analysis of the effects of such a transaction on the Company before it could be approved.

     Providence is not proposing that Ogden undertake any specific transactions. Providence is, however, suggesting that Ogden needs to carefully analyze its operations and consider whether it should be in all of the businesses it presently operates, particularly businesses that the Company itself notes are slow-growing, such as the WTE business. Providence believes that such a review might result in Board recommendations that certain businesses be sold, discontinued, or spun-off.

     Providence acknowledges that the sale, spin-off or other disposition of any of Ogden's assets entails certain material risks and uncertainties. Risk factors and uncertainties include, but may not be limited to:
     Ogden's ability to find suitable buyers for businesses at acceptable prices; potential adverse tax consequences of any disposition; the transaction costs (e.g., fees and expenses) of any disposition; possible loss of management personnel as a result of dispositions of businesses; the time and effort that would be required of management and the Board to structure and complete any disposition transaction; and the financial impact to Ogden's ongoing earnings, cash flow, liquidity, and borrowing capabilities of any such transaction.

     Providence has not performed an in-depth analysis or retained any financial or other advisor to perform an analysis of the specific risks or of the effect on the financial position or on the value of any of Ogden's assets (or on the Company as a whole) that could be involved in any particular sale, spin-off or other disposition transaction. In addition, Providence has not analyzed the time periods or transactions costs that might be associated with any particular disposition transaction. Providence has not had access to Ogden's internal accounting statements and such other business records and materials that would be material to determining the appropriateness of any particular sale, spin-off or other disposition transaction. However, based upon publicly available financial statements of the Company, Providence believes that the sale, spin-off or other disposition of Ogden's WTE business would materially reduce the Company's revenues, operating earnings, net income, cash flow from operations, book value, borrowing capability and ability to pay dividends at the current rate.

3.   Improve Capital Allocation

     In Providence's view the Company needs to rethink its dividend pay-out policy and consider reducing or eliminating the dividend in favor of a significant share repurchase program. Providence believes that Ogden might be able to finance the repurchase of a significant number of shares. Providence notes that Ogden: (i) plans to pay dividends of $63 million in 1998, (ii) had $186 million in cash on its balance sheet at December 31, 1997, and (iii) had $200 million available under its credit agreement at December 31, 1997. While Providence is not suggesting that Ogden utilize all of its present financial resources for share repurchases, it appears that Ogden could initiate a share buy-back program beyond the $100 million plan put in place by the Company in January 1998.

     Providence acknowledges that there are certain risks and uncertainties associated with a significant share repurchase. For example, a reduction in the dividend payout to help finance a larger share repurchase program may result in a number of Ogden shareholders deciding to sell their stock. This in turn, may have a negative impact on Ogden's share price, that may or may not be offset by Company share repurchases. In addition, the use of existing cash and bank borrowings to finance a share repurchase may have a negative impact on the Company's net earnings, liquidity, leverage profile, and cash flow needed to finance acquisitions, debt repayments, and capital expenditures. Moreover, the Company may be subject to contractual restrictions that might limit the size of any share buy-back program.

     In Providence's opinion, Ogden's Board should assess the Company's financial resources with a view to initiating a share buy-back program that significantly reduces the number of outstanding shares, but that is consistent with the Company's needs for capital in its growing businesses. Providence believes that share buy-backs are, on the whole, a better, more flexible method for returning value to shareholders than dividend payments.

4.   Recruit New Chairman and Chief Executive Officer

     Providence believes that Ogden needs a new Chairman and Chief Executive Officer. In Providence's opinion, the current Chief Executive Officer has had eight years without achieving satisfactory results. Providence's Nominees, if elected, will seek to convince the Board that a new CEO is necessary. Providence and its Nominees are aware of issues that will or may arise out of any replacement of Mr. Ablon, who has been Ogden's CEO over a long period. For example, Mr. Ablon's removal would result in the Company having to make a significant termination payment to Mr. Ablon (See "Change of Control and Termination of Employment Arrangements below for further information on this point). It should also be noted that neither Providence nor any of the Nominees have attempted, to date, to identify suitable candidates to replace Mr. Ablon.

     In spite of these issues and acknowledging the fact that there can be no assurance that replacing Mr. Ablon will result in stronger earnings growth or better returns to shareholders, Providence and the Nominees believe that Ogden would be better served by seeking a qualified, new CEO rather than continuing with Mr. Ablon who, in Providence's view, has failed to demonstrate the leadership the Company needs and its shareholders deserve during his eight year tenure.

5.   Reconstitute the Board

     In Providence's opinion, the Board needs vigorous directors with substantial business and public board experience. Providence is confident that its Nominees have these attributes.

     Ogden has, belatedly in Providence's view, begun to make changes to its board by announcing in April (i) a retirement age for its Board, (ii) a new policy eliminating interlocking relationships between the directors and the Company, and (iii) a new governance committee. Providence believes, however, that these changes are insufficient.

     Among the four management nominees for election at the 1998 Annual Meeting and the seven directors whose terms will continue after the meeting are six individuals whose primary occupations are in the academic, educational or public policy fields. The remainder, aside from Mr. Ablon, include a lawyer and three individuals whose primary occupations are in the venture capital or investment management fields.

     As noted above, Providence believes that the addition of its Nominees to the Board, each of whom has had experience as a senior executive of a substantial enterprise, would benefit the Company. While the election of all of Providence's Nominees would mean that three directors with long service with the Company would be removed from the board, Providence believes that any disadvantages that might result from this (for instance, possible loss of continuity and an adjustment period for both new and old Board members) would be more than offset by the advantages of introducing three individuals who could bring a fresh perspective to the Board's consideration of Ogden's businesses.

     Providence's Nominees will seek to persuade the Board to fill existing and future Board vacancies and to nominate persons for election to the Board who have had experience as a senior executive of a substantial public or private, for-profit business organization.

6.   Corporate Governance

     Providence's Nominees will propose that the Ogden Board be declassified and that the Shareholder Rights Plan be eliminated. As noted in the discussion above concerning the Company's present corporate governance policies, Providence believes that neither the present classified board structure nor the Shareholder Rights Plan serves the Company's shareholders well. Although there are certain protections which a classified board structure and a Shareholder Rights Plan provide to shareholders, Providence believes that the potential benefits to shareholders in eliminating these defensive measures outweigh the value of these protections. A classified board structure and a Shareholder Rights Plan offer the added protection of stability and continuity in the management of the Company. In addition, it may strengthen the ability of the Board to negotiate with hostile bidders to ensure that the highest premium available be paid to shareholders. Thus, in the event that Ogden's classified board structure or its Shareholder Rights Plan were to be eliminated, Providence believes that the Company would be more susceptible to a successful unsolicited offer.

     However, Providence believes that eliminating the classified board structure and the Shareholder Rights Plan would provide the Company's shareholders a greater opportunity to maximize their return without sacrificing their ability to protect themselves from undesirable offers. As noted above, if the classified board were eliminated, the shareholders of Ogden would have the ability to hold all of the directors accountable on an annual basis rather than over a three year period. In the same manner, the elimination of the Shareholder Rights Plan would give Ogden shareholders an improved ability to determine for themselves how to respond to any offer, solicited or unsolicited, that might be made. While the Shareholder Rights Plan may discourage coercive offers or may enable the Board to seek an alternative offer for shareholders, Providence believes that it is equally true that such a plan could be used to block an offer which shareholders would find attractive or that it might be used for an undesirable purpose, such as the entrenchment of the Board or management of the Company. It is Providence's opinion that the disclosure and substantive requirements of the Williams Act (e.g., Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934) and Delaware's anti-takeover law (Section 203 of the Delaware General Corporation Law, Delaware's Business Combination Statute) provide the shareholders of Ogden more than adequate protection against unfair or coercive offers.

7.   Expenses

     Providence's Nominees will, if elected, propose that the Audit Committee of the Board immediately review the corporate general and administrative expenses of the Company as a whole and each of its business units in order to report to the whole Board as to why the growth in these expenditures has far outstripped the growth in revenues and to recommend tangible measures to address this growth in expense. Providence believes that there is little risk to the Company in the Board's Audit Committee exploring the disproportionate growth (measured against growth in revenue) of the Company's corporate general and administrative expenses. Tangible benefits to the Company could result if the Audit Committee determines, for example, that there are expenses the Company could eliminate or expense reporting or tracking procedures that could be improved.

Corporate Approval Issues

     Most of Providence's suggestions for accelerating earnings growth could be initiated by the Board without the vote or consent of shareholders, including (i) the review of Ogden's business operations, (ii) review of the dividend pay-out ratio, (iii) recruitment of a new Chairman and Chief Executive Officer, (iv) Audit Committee review of corporate general and administrative expenses, and (v) elimination of the Shareholder Rights Plan. Neither Providence nor any of the Nominees has any present plan or intention to request that Ogden conduct a shareholder vote on any of the foregoing issues.

     The elimination of the classified Board requires an amendment to the Company's certificate of incorporation, necessitating both the approval of the amendment by the Board and the subsequent approval of holders of shares of Ogden stock representing not less than 80% of votes which would be entitled to be cast generally in an election of directors. As noted, the present Chairman of Ogden, R. Richard Ablon has stated that if the precatory proposal requesting the elimination of the classified Board garners as much support this year as it did last, that he will seek Board approval for an amendment to the certificate of incorporation eliminating the classified Board that would be voted upon by the shareholders at the 1999 Annual Meeting. Providence's Nominees are committed to seeking the elimination of the classified Board and would seek Board approval for the requisite amendment and then shareholder approval no later than the 1999 Annual Meeting, regardless of the outcome of the vote on the precatory proposal under consideration at this year's Annual Meeting.

     Whether a shareholder vote would be required for any sales or spin-offs of businesses of the Company that the Board might recommend would depend upon the form any such transactions or series of transactions might take and the magnitude of any such sales or dispositions. Generally, however, neither (i) "spin-off" transactions (i.e., transactions where stock of a subsidiary company is distributed to shareholders) nor (ii) sales of assets or operations that constitute less than all or substantially all of the business of a Delaware company, such as Ogden, require a vote of the company's shareholders.

     Providence has suggested that its Nominees, if elected, would seek to investigate ways of simplifying Ogden's corporate structure, including the feasibility and desirability of selling or spinning off businesses Ogden owns. If elected and if the Board of Ogden were to determine that the sale or spin-off of one or more businesses by Ogden was desirable, Providence's Nominees would seek to have any such sale or spin-off approved by the shareholders of Ogden only if (i) such approval was required by applicable law, by the requirements of a national securities exchange on which the securities of the Company were listed or by the terms of any contract to which the Company was bound or (ii) the Nominees then believed, in the exercise of their fiduciary duties as directors of Ogden, that it was otherwise desirable or in the best interests of the Company to obtain shareholder approval of any such transaction.

                            *    *    *    *    *

     There can be no assurance that Providence's suggestions for accelerating earnings growth at Ogden would, in fact, result in any positive change in earnings growth. As noted above, there are material risks and uncertainties associated with pursuing many of the strategies Providence suggests Ogden should consider (e.g., sales or spin-off of businesses; share repurchases). It might be the case, in fact, that after due consideration of these suggestions, Ogden's Board properly concludes that one or more them should not be pursued. Further, it should also be noted that earnings growth and improvements on shareholder returns at Ogden are, in part, dependent upon national and international economic, fiscal and political trends and policies that are largely beyond Ogden's control.

     Notwithstanding these uncertainties, Providence firmly believes that Ogden, at the very least, needs to seriously consider these suggestions to determine whether they present a way for Ogden to improve upon the poor growth in earnings per share it has demonstrated during R. Richard Ablon's tenure as

CEO.

         Providence is asking you to elect its three Nominees:

Michael G. Conroy, age 59, was formerly President of The International Herald Tribune, U.S., a large international newspaper publishing organization. Mr. Conroy has 26 years of business experience in sales, marketing, manufacturing, and distribution and has worked extensively in Europe, the Middle East, and Africa. He is a director of Great Bear Paper Company, L.L.C.

Larry G. Schafran, age 59, is a managing general partner of a real estate investment and development firm. He is Chairman of the Board of Delta-Omega Technologies, Inc., a specialty chemicals and industrial cleaners and degreasers company. He is the former Chairman of the Executive Committee of Dart Group Corporation, a company with interests in various retail and distribution businesses.

Robert J. Slater, age 60, is a management consultant and was formerly President and Vice Chairman of Crane Company, a $1.5 billion multinational manufacturing and distribution company. Mr. Slater was also CEO of Medusa Cement Company. Mr. Slater has been a director of seven public companies and currently serves on the boards of Southdown, Inc. (NYSE: SDW), a domestic cement manufacturer and First Industrial Realty Trust (NYSE: FR), a real estate investment trust with 226 properties.

                             *    *    *    *    *


         If elected, Providence's Nominees would be a minority on Ogden's Board, and there is no assurance that the continuing Board members would support all or any portion of Providence's suggestions for stimulating earnings growth. Providence believes, however, that its Nominees would be able to effectively articulate the need for change to the other members of the Board. Providence also believes that in the event its Nominees are elected, the continuing members of the Board may perceive the election of the Nominees as indicative of shareholder support for Providence's views and may then favorably consider pursuing Providence's suggestions.

Summary

         In our judgment, Ogden's current leadership has not provided shareholders with adequate returns over the past eight years. The share price has grown at a compound annual rate of 2.3% from the point at which R. Richard Ablon was appointed Chief Executive Officer. The Company continues to maintain a conglomerate structure with ever-changing business strategies which Providence believes confuses shareholders and prevents the values of its stronger growth businesses from being realized in the stock market. Over the past decade, the Company, under R. Richard Ablon's direction, created a WTE business the Company now admits is a "slow growth" business and that may be at risk in a deregulated domestic utility industry.

         In our opinion, Ogden has had a Board that has been well-compensated for unsatisfactory results - a Board that refused to act in accordance with the wishes of its shareholders when, by an overwhelming margin, the shareholders requested the directors to eliminate the classified Board structure and reinstate the annual election of directors.

         In deciding how to vote, Providence asks the shareholders of Ogden to consider whether the present Board of the Company has worked hard enough for them and whether the present Board has been responsive to its shareholders.

         The three independent nominees which Providence has submitted for election to the Board are committed to taking responsible actions that would allow Ogden to accomplish its mission of increasing long term shareholder value. For this reason, Providence respectfully requests the support of Ogden shareholders in electing Robert J. Slater, Lawrence G. Schafran and Michael G. Conroy to the Board of Ogden.

                      BACKGROUND OF PROVIDENCE'S NOMINEES

              The Soliciting Group is soliciting proxies in favor of the election of the three nominees listed below to Ogden's Board of Directors. Each of the Soliciting Group's Nominees has consented to serve as director of the Company if elected, and each intends to discharge his duties as a director of Ogden in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon directors of a Delaware corporation. There are no arrangements or understandings between any Nominee and any other person pursuant to which he was selected to serve as a Nominee. Additional information regarding each Nominee is provided in Appendix A.

                                     Present Principal Occupation
Name and Address              Age    Employment History; Directorships

Michael G. Conroy             59     Retired executive (1997 - present),
400 East 56th Street                 former President, International
New York, NY  10022                  Herald Tribune, U.S., Inc., a
                                     newspaper publishing company
                                     (1985- 1997).

                                     Directorships:
                                     Bear Island Paper Company, L.L.C.

Larry G. Schafran             59     Managing General Partner, LG Schafran

54 Riverside Drive                   & Associates, a real estate
LG Schafran & Associates             investment and development firm.
Apt. 14B                             (1984 - Present). Chairman of the
New York, NY  10024                  Executive Committee, Dart Group
                                     Corporation, a company with interests
                                     in the discount automotive parts and
                                     accessories business, discount
                                     bookstores and supermarket and wine
                                     and beer businesses (1994-1997).

                                     Directorships:
                                     COMSAT Corporation
                                     Delta-Omega Technologies, Inc. (Chairman)
                                     Discovery Zone, Inc.
                                     Kasper A.S.L., Ltd. (Compensation
                                     Committee and Audit Committee member),
                                     National Income Realty Trust (trustee)
                                     Publicker Industries, Inc. (Compensation
                                     Committee and Audit Committee Chairman
                                     member).

Robert J. Slater              60     President, Jackson Consulting, a private
Jackson Consulting                   consulting company specializing in
27 Wahackme Rd.                      advising basic industries (1988-present);
New Canaan, CT 06840                 formerly President and Vice Chairman of
                                     Crane Company.

                                     Directorships:
                                     Southdown, Inc. (Member of the
                                     Compensation, Audit, and Finance
                                     Committees).
                                     First Industrial Realty Trust, Inc.

                     QUORUM REQUIREMENTS AND VOTING RIGHTS

         According to management's proxy statement, shareholders of record of the Company's Common Stock and Series A Preferred Stock at the close of business on April 7, 1998, the record date established by the Company for its 1998 Annual Meeting are entitled to vote at the 1998 Annual Meeting in person or by proxy. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote on matters to come before the 1998 Annual Meeting, including the election of directors. The presence in person or by proxy of the holders of a majority of the stock having voting power constitutes a quorum for the 1998 Annual Meeting.

         In order to be elected as a director, a nominee for election to

Ogden's Board must receive a plurality of the votes cast. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards the necessary plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's (or any other nominee's) vote total.

         With the four nominees of the Company and the three Providence Nominees, there will be seven nominees for four seats on the Company's Board, and the four nominees who receive the greatest number of votes will be elected. Shareholders who use the Gold Proxy Card furnished by Providence will be able to vote for the three Providence Nominees and one of the Company's nominees. The three Company nominees for whom Providence is not seeking authority to vote are R. Richard Ablon, Judith D. Moyers, and Robert E. Smith. Shareholders cannot vote for any of Providence's Nominees and also vote for one or more of the Company's nominees using the Company's proxy card. Any shareholder who wishes to vote for one or more of Providence's nominees and for any or all of R. Richard Ablon, Judith D. Moyers, and Robert E. Smith will be required to vote by ballot at the 1998 Annual Meeting. Shareholders should refer to the Company's proxy statement for information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Company's Board.

         Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the 1998 Annual Meeting, in person or by proxy, and entitled to vote. With respect to these other proposals: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes cast against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted and will not have the effect of either an affirmative or negative vote on matters as to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (i.e., "broker non-votes").

         As noted above, shares represented by signed Gold Proxy Cards will be voted for Providence's three named Nominees unless the proxy is otherwise marked. If any of these Nominees becomes unavailable for election, which is not currently anticipated, shares represented by the Gold Proxy Cards in the form to be distributed with the Soliciting Group's definitive Proxy Statement will be voted at the discretion of the proxy holders.

                       CHANGE OF CONTROL AND TERMINATION
                          OF EMPLOYMENT ARRANGEMENTS


         According to management's proxy statement for the 1998 Annual Meeting the Company's Stock Option Plans, as amended, permit the grant of limited stock appreciation rights ("LSARs") in tandem with the grant of stock option awards. The LSARs granted under the Company's plans are only exercisable during a 90 day period following the occurrence of a "Change of Control" (as defined in each stock option agreement). Providence does not believe, based upon its review of the Company's 1990 Stock Option Plan, that the election of its three Nominees to the Board would constitute a change of control that would result in the LSARs becoming exercisable.

         R. Richard Ablon has an employment agreement with Ogden pursuant to which he is employed by Ogden as its President and Chief Executive Officer. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates his employment for good reason (as described in his agreement), then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of this agreement. Providence estimates, based upon compensation figures available for Mr. Ablon in Ogden proxy statements that, if he were terminated on or about June 30, 1998, Mr. Ablon would be entitled to a lump sum payment from the Company of approximately $7.45 million. Under the employment agreement, any change in Mr. Ablon's status, title or position as an officer of the Company that, in the reasonable judgment of Mr. Ablon, represents a diminution of his status, title or position would constitute good reason for which he may terminate his employment and collect this cash payment from the Company.

         Providence's Nominees have committed, if elected, to seek a new chief executive officer for Ogden in place of Mr. Ablon. As noted, if elected, Providence's Nominees will constitute a minority of the members of the Board and would not, without the concurrence of other Board members, be able to remove Mr. Ablon.

         Reference is made to Management's proxy statement for the 1998 Annual Meeting for further information concerning the LSARs and Mr. Ablon's employment arrangements.

                                 OTHER MATTERS

         In addition to the proposal for the election of directors, four other proposals have been submitted for the consideration of shareholders at the 1998 Annual Meeting, according to management's proxy statement. The Soliciting Group recommends that the shareholders of the Company vote in the following manner with respect to each of these additional proposals:

Proposal 2 - Ratification of Auditors

         Providence has no objection to the appointment of Deloitte & Touche

LLP ("Deloitte") as auditors of the Company and its subsidiaries for the Fiscal Year 1998. Therefore, the Soliciting Group suggests that you vote FOR Proposal 2 and the ratification of Deloitte as the Company's auditors.

Proposal 3 - Elimination of Classified Board Structure

         Last year the shareholders of Ogden overwhelmingly cast their votes in favor of a shareholder resolution urging the elimination of the classified structure of the Company's Board. Because the Company has failed to act in accordance with the wishes of its shareholders, the issue has been re-proposed for consideration at the 1998 Annual Meeting. Providence favors the annual election of all directors so that shareholders may, each year, express their full satisfaction with or disapproval of each of the members of the Board.

         As noted above, Providence's Nominees have committed to ask the Board to abolish the classified board structure.

         The Soliciting Group strongly urges you to vote FOR Proposal 3 to recommend declassifying the Board.

Proposal 4 - Sale of Ogden

         Providence believes that this shareholder-proposed resolution to urge the Board to sell the Company promptly to the highest bidder reflects shareholder frustration with the Company's performance. Providence sympathizes with these frustrations but disagrees with the specific proposal. As discussed above, Providence is of the view that more focus is needed on the Company's Aviation and Entertainment businesses and that it would be sensible to explore the sale or spin off of its Waste to Energy business. The Soliciting Group recommends that you vote AGAINST Proposal 4.

Proposal 5 - Adoption of CERES Principles Resolution

         Because Providence has not independently examined the costs associated with the adoption of the CERES Principles, we are assuming management's judgement (as expressed in its proxy statement) that adoption would result in "costly, additional reporting requirements on Ogden which are not imposed by law" is correct and that, therefore, the adoption of the CERES Principles would not be in the best interests of shareholders.

         The Soliciting Group recommends that you vote AGAINST Proposal 5.

                 CERTAIN INFORMATION CONCERNING PROVIDENCE AND
       OTHER PARTICIPANTS IN THE SOLICITATION; EXPENSES OF SOLICITATION

         Providence is a New York City based registered broker-dealer with special expertise in corporate governance and shareholder matters. Providence was founded in 1990 by Herbert A. Denton, its President, Chief Executive Officer and sole director. Two other employees of Providence, William Tapert and Adam Weiss, are participants in this solicitation.

         Gregory M. Morey a managing member of Providence Investors, LLC ("Providence Investors"), a private investment fund of which Mr. Denton is also a managing member, will also participate in the solicitation.

         Pacific Equity Limited ("Pacific Equity"), a Hong Kong company of which Mr. Denton is the sole managing director has orally agreed to contribute to payment of the expenses of the solicitation.

         Additional information with respect to Providence, Pacific Equity and Messrs. Denton, Tapert, Weiss and Morey is provided in Appendix A.

         Executed proxies will be solicited by mail, telephone, facsimile/telecopier and in person. Solicitations will be made by Mr. Denton, Mr. Tapert, Mr. Weiss and Mr. Morey. None of the foregoing individuals will receive additional compensation for making solicitations. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. The Soliciting Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. Providence will reimburse these record holders for their reasonable out-of-pocket expenses.

         The Soliciting Group has also retained Mackenzie Partners as information agent and to solicit proxies in connection with the 1998 Annual Meeting, for which services MacKenzie Partners will be paid a fee to be agreed upon, in an amount not to exceed $50,000, and will be reimbursed for its reasonable expenses. MacKenzie Partners will employ approximately 15 people in its efforts on behalf of the Soliciting Group. The costs of this solicitation include printing, postage, legal and related expenses are expected to be approximately $300,000. The total costs incurred to date in connection with this solicitation are not in excess of approximately $120,000. Providence and

Pacific Equity will bear the costs of the solicitation. Providence intends to ask the Board to have the Company reimburse Providence and Pacific Equity for the costs and expenses incurred in connection with this solicitation. Providence does not intend to request that its reimbursement request be submitted to a vote of shareholders.

         Reference is made to management's proxy statement for the 1998 Annual Meeting, for information concerning the following: (i) the Company's Common Stock and Series A Preferred Stock, (ii) beneficial ownership of Common Stock and Series A Preferred Stock by management and holders of more than 5% of a class of voting equity securities, (iii) the Company's management, present directors and board-endorsed nominees, (iv) Board committees, (v) independent public accountants, (vi) the number of shares of voting securities of the Company presently outstanding, and (vii) procedures for submitting proposals for consideration at the Company's 1999 Annual Meeting.

                                  APPENDIX A

                 ADDITIONAL INFORMATION REGARDING THE NOMINEES

Current ownership interests in securities of the Company of the Nominees and their Associates

Below are the shareholdings and purchases and sales of shares in Ogden during the past two years of each of the Nominees (unless otherwise indicated, each Nominee has sole voting and investment power in respect of the indicated shares):

                                                          Purchases and Sales
Name of Nominee      Number and Class of Shares Owned     in the past two years
---------------      --------------------------------     ---------------------

Michael G. Conroy                None                              N/A

Larry G. Schafran                None                              N/A

Robert J. Slater     1,000 shares of Common Stock         3/19/98 Purchase 1,000
                                                          shares

None of the associates of any of the Nominees owns any securities of the Company, other than Lynn Hecht Schafran, the wife of Larry G. Schafran, who owns 1,000 shares of Ogden Common Stock directly and who holds an indirect interest in the 30,000 shares of Common Stock of the Company owned directly by Providence Investors. Ms. Schafran, whose address is 54 Riverside Drive, New York, N.Y. 10024, has a less than 2% interest in Providence Investors. Mr. Schafran disclaims beneficial ownership of the shares owned directly or indirectly by his wife.

Nominee ownership of securities of parents or subsidiaries of the Company

None.

Securities of the Company owned by Nominees of record, but not beneficially

None.

Other Information


         None of the Nominees has been involved in any legal proceeding of the type required to be disclosed in response to instruction 4 to Item 103 of Regulation S-K, Item 401(f) of Regulation S-K or Item 5(b)(iii) of Schedule 14A. None of the Nominees or any of their associates have been engaged in any transactions or similar series of transactions that would be required to be disclosed in response to Item 404(a) of Regulation S-K. None of the Nominees has or has had any business relationships that would be required to be disclosed in response to Item 404(b) of Regulation S-K. None of the Nominees (or any related party of a Nominee of the type specified in clauses (3), (4) or (5) of Item 404(c) of Regulation S-K) has any indebtedness that would be required to be disclosed in response to Item 404(c) of Regulation S-K. Item 405 of Regulation S-K is not applicable to any of the Nominees.

         There are no arrangements or understandings between any participant or any other person and any of the Nominees pursuant to which the nominations are being made.

         None of the Nominees and none of the associates of any Nominee, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which Ogden or any of its affiliates will or may be a party.

         None of the Nominees or any of their associates presently has any direct or indirect economic interests in Ogden which differ in any way from all other shareholders of the Company. If any of the Nominees are elected as directors of the Company, however, he would receive compensation for his services as a director, a benefit not extended to all shareholders of the Company.

         None of the Nominees is, or was during the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company. None of the Nominees or any of their associates presently has agreements, arrangements, or understandings with any other persons or entities with respect to the Company or its subsidiaries, including but not limited to sales of any of the Company's businesses.

         Each of the Nominees is a citizen of the United States.

             ADDITIONAL INFORMATION REGARDING OTHER PARTICIPANTS**

Name, principal occupation or business, business address

         Providence Capital, Inc.
         Broker-Dealer Firm
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         Herbert A. Denton

         President, Chief Executive Officer
         Providence Capital, Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

--------
** The information under the heading "Additional Information Regarding Other Participants" in this Appendix A relates only to participants in this solicitation other than the Nominees.

         William Tapert
         Managing Director
         Providence Capital Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         Adam Weiss
         Vice President
         Providence Capital Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         Gregory Morey
         Managing Member
         Providence Investors, LLC
         730 Fifth Avenue, Suite 2102
         New York, NY  10019

         Pacific Equity Limited
         Investments in securities
         12th Floor
         Dina House
         Duddell Street
         Hong Kong

Current ownership interests in securities of the Company of the participants and their associates

Below are the shareholdings and purchases and sales of shares in Ogden during the past two years of each of the participants (unless otherwise indicated, each participant has sole voting and investment power in respect of the indicated shares):

                                                                      Purchases and Sales
Name of  Participant          Number and Class of Shares Owned        in the past two years

--------------------          --------------------------------        ---------------------
Providence Capital, Inc.      10,000 shares of Common Stock           3/23/98 Purchase 2,000
                                                                      shares
                                                                      3/27/98 Purchase 3,000
                                                                      shares
                                                                      4/8/98 Purchase 2,000
                                                                      shares
                                                                      4/13/98 Purchase 1,000
                                                                      shares
                                                                      4/22/98 Purchase 2,000
                                                                      shares

Herbert A. Denton             40,000 shares of Common Stock           Transactions by
                              (10,000 shares through Providence,      Providence:  (See above)
                              as to which Mr. Denton has sole
                              voting and investment power and         Transactions by
                              30,000 shares through Providence        Providence Investors:
                              Investors as to which Mr. Denton        3/9/98 Purchase 5,000
                              shares voting and investment power      shares
                              with Mr. Morey as a managing            3/16/98 Purchase 8,000
                              member of Providence Investors)         shares
                                                                      3/18/98 Purchase 7,000
                                                                      shares
                                                                      4/3/98 Purchase 10,000
                                                                      shares

Gregory M. Morey              30,000 shares of Common Stock           Transactions by
                              (through Providence Investors as to     Providence Investors:
                              which Mr. Morey shares voting and       (See above)
                              investment power with Mr. Denton
                              as a managing member of
                              Providence Investors)

Set forth below with respect to each associate of a participant who owns any securities of the Company are such associate's name, address and the form of ownership and number and class of shares of the Company owned (directly or indirectly) by such associate.

                                   Form of Ownership; Number
Name, Relationship and Address     and Class of Shares Owned

Providence Investors, LLC          Direct; 30,000 shares of Common Stock
Private investment fund

of which Messrs. Denton and
Morey are the sole managing
members)
730 Fifth Avenue
New York, N.Y.  10019


Participant ownership of securities of parents or subsidiaries of the Company

None.

Securities of the Company owned by participants of record, but not beneficially

None.

Other Information

        None of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

        None of the participants or any of their associates presently has any direct or indirect economic interests in Ogden which differ in any way from all other shareholders of the Company. Providence may, in the future, after the conclusion of the solicitation to which this proxy statement relates, seek and accept assignments from Ogden or third parties as a financial advisor or consultant with respect to Ogden or its assets. Providence does not presently have and during the pendency of its solicitation with respect to the 1998 Annual Meeting Providence will not seek or accept any engagement from any person to act as a financial advisor or consultant or any similar role with respect to Ogden. If Providence were to be retained as an financial advisor or consultant by Ogden or by a third party with respect to Ogden or its assets, it would receive payments that would benefit only Providence. No such payment would inure to any other shareholder of Ogden.

        None of the participants is, or was within the past year, a party to any contract, arrangements or understanding with any person with respect to any securities of the registrant. None of the participants or any of their associates presently has any agreements, arrangements, or understandings with any other persons or entities with respect to the Company or its subsidiaries, including but not limited to sales of any of the Company's businesses.

         None of the participants or any of their associates has been engaged in any transactions or similar series of transactions that would be required to be disclosed in response to Item 404(a) of Regulation S-K.

        None of the participants and none of the associates of any participant, has any arrangement or understanding with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which Ogden or any of its affiliates will or may be a party.

        As of May 7, 1998 Providence had margin indebtedness of $179,254 attributable, in part, to the 10,000 shares of Common Stock of the Company owned by Providence.

                               PRELIMINARY COPY

COMMON

                     THIS PROXY IS SOLICITED IN OPPOSITION
                      TO THE INCUMBENT BOARD OF DIRECTORS
               AND MANAGEMENT OF THE COMPANY IN CONNECTION WITH
                  THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF:
                               OGDEN CORPORATION

        The undersigned shareholder of OGDEN CORPORATION (the "Company") hereby appoints each of Herbert A. Denton and William Tapert as lawful attorney and proxy, each with full power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the common stock, par value $.50 per share, of the Company which the undersigned is entitled to vote at the 1998 annual meeting of shareholders of the Company, to be held on May 20, 1998 at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida commencing at 9:00 a.m., or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

1.      ELECTION OF DIRECTORS ("Proposal 1"):

        A.          Nominees of Providence Capital, Inc. ("Providence").

        MICHAEL G. CONROY, LARRY G. SCHAFRAN and ROBERT J. SLATER.

        [     ]     FOR the nominees listed above.

        [     ]     WITHHOLD AUTHORITY for the nominees listed above.

         INSTRUCTION: To withhold authority for any individual nominee(s) check the "FOR" box above and write that nominee(s) name on the space below provided:

        B. Providence intends to use this proxy to vote for one of the four individuals nominated by the Company to serve as a director. You may withhold authority to vote for this additional Company nominee. Please refer to management's Proxy Statement for the 1998 Annual Meeting for the names, backgrounds, qualifications and other information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Board.

        The Company's nominees with respect to whom Providence is NOT seeking authority to vote for and WILL NOT exercise any such authority are:

        R. RICHARD ABLON, JUDITH D. MOYERS, and ROBERT E. SMITH

        INSTRUCTION: To withhold authority to vote for the election of the Company nominee whose name is not listed above, write such Company nominee's name on the line provided below.

               (Continued and to be signed on the reverse side)

[REVERSE]

2. RATIFICATION OF AUDITORS ("Proposal 2"): Ratification of Deloitte & Touche LLP as auditors of the Company for the year 1998.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

3. PROPOSAL TO DECLASSIFY BOARD ("Proposal 3"): Shareholder proposal requesting the Board to take steps necessary to provide that new directors be elected annually and not by classes.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

4. PROPOSAL TO SELL OGDEN ("Proposal 4"): Shareholder proposal requesting the Board of Directors arrange for the prompt sale of the Company to the highest bidder.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

5. PROPOSAL TO ENDORSE CERES PRINCIPLES ("Proposal 5"): Shareholder proposal requesting the Company to endorse the Coalition for Environmental Responsible Economic Principles.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

6.      DISCRETIONARY AUTHORITY:     In his discretion, the proxy is authorized
                                     to vote upon such other business as may
                                     properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy Card, when properly executed, will be voted as directed herein. IF

NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN 1.A. ABOVE AND "FOR" THE ELECTION OF THE COMPANY NOMINEE WHOSE NAME IS NOT LISTED IN ITEM 1.B. ABOVE, "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, "FOR" SHAREHOLDER PROPOSAL 3, AND "AGAINST" SHAREHOLDER PROPOSALS 4 AND 5, "FOR" ANY ADJOURNMENT OR POSTPONEMENT SUPPORTED BY THE SOLICITING SHAREHOLDER, AND IN THE DISCRETION OF THE PROXY AS TO ALL OTHER MATTERS. PROVIDENCE RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS FOUR NOMINEES, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, FOR SHAREHOLDER PROPOSAL 3 AND AGAINST SHAREHOLDER PROPOSALS 4 AND 5.

     PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Dated:___________________________

                                            Signature:_______________________

                                            Signature:_______________________

                                            Title:___________________________

If stock is jointly held, each joint owner should sign. When signing as attorney in fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

                    PLEASE SIGN, DATE AND RETURN THIS PROXY

                               PRELIMINARY COPY

PREFERRED

                     THIS PROXY IS SOLICITED IN OPPOSITION
                      TO THE INCUMBENT BOARD OF DIRECTORS
               AND MANAGEMENT OF THE COMPANY IN CONNECTION WITH
                  THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF:
                               OGDEN CORPORATION

         The undersigned shareholder of OGDEN CORPORATION (the "Company") hereby appoints each of Herbert A. Denton and William Tapert as lawful attorney and proxy, each with full power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the $1.875 Cumulative Convertible Preferred Stock, Partially Participating, of the Company which the undersigned is entitled to vote at the 1998 annual meeting of shareholders of the Company, to be held on May 20, 1998 at the

Villas of Grand Cypress, One North Jacaranda, Orlando, Florida commencing at 9:00 a.m., or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

1.       ELECTION OF DIRECTORS ("Proposal 1"):

         A.       Nominees of Providence Capital, Inc. ("Providence").

         MICHAEL G. CONROY, LARRY G. SCHAFRAN and ROBERT J. SLATER.

         [     ]  FOR the nominees listed above.

         [     ]  WITHHOLD AUTHORITY for the nominees listed above.

          INSTRUCTION: To withhold authority for any individual nominee(s) check the "FOR" box above and write that nominee(s) name on the space below provided:

         B. Providence intends to use this proxy to vote for one of the four individuals nominated by the Company to serve as a director. You may withhold authority to vote for this additional Company nominee. Please refer to management's Proxy Statement for the 1998 Annual Meeting for the names, backgrounds, qualifications and other information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Board.

         The Company's nominees with respect to whom Providence is NOT seeking authority to vote for and WILL NOT exercise any such authority are:

         R. RICHARD ABLON, JUDITH D. MOYERS, and ROBERT E. SMITH

         INSTRUCTION: To withhold authority to vote for the election of the Company nominee whose name is not listed above, write such Company nominee's name on the line provided below.

               (Continued and to be signed on the reverse side)

[REVERSE]

2. RATIFICATION OF AUDITORS ("Proposal 2"): Ratification of Deloitte & Touche LLP as auditors of the Company for the year 1998.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

3. PROPOSAL TO DECLASSIFY BOARD ("Proposal 3"): Shareholder proposal requesting the Board to take steps necessary to provide that new directors be elected annually and not by classes.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN


4. PROPOSAL TO SELL OGDEN ("Proposal 4"): Shareholder proposal requesting the Board of Directors arrange for the prompt sale of the Company to the highest bidder.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

5. PROPOSAL TO ENDORSE CERES PRINCIPLES ("Proposal 5"): Shareholder proposal requesting the Company to endorse the Coalition for Environmental Responsible Economic Principles.

                  [   ]  FOR       [   ] AGAINST      [   ] ABSTAIN

6.       DISCRETIONARY AUTHORITY:    In his discretion, the proxy is authorized
                                     to vote upon such other business as may
                                     properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy Card, when properly executed, will be voted as directed herein. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN 1.A. ABOVE AND "FOR" THE ELECTION OF THE COMPANY NOMINEE WHOSE NAME IS NOT LISTED IN ITEM 1.B. ABOVE, "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, "FOR" SHAREHOLDER PROPOSAL 3, AND "AGAINST" SHAREHOLDER PROPOSALS 4 AND 5, "FOR" ANY ADJOURNMENT OR POSTPONEMENT SUPPORTED BY THE SOLICITING SHAREHOLDER, AND IN THE DISCRETION OF THE PROXY AS TO ALL OTHER MATTERS. PROVIDENCE RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS FOUR NOMINEES, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, FOR SHAREHOLDER PROPOSAL 3 AND AGAINST SHAREHOLDER PROPOSALS 4 AND 5.

     PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Dated:__________________________

                                            Signature:______________________

                                            Signature:______________________

                                            Title:__________________________

If stock is jointly held, each joint owner should sign. When signing as attorney in fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

                    PLEASE SIGN, DATE AND RETURN THIS PROXY